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                     April 19, 2022

       D. Andrew Edwards
       Chief Financial Officer
       TREDEGAR CORP
       1100 Boulders Parkway
       Richmond, VA 23225

                                                        Re: TREDEGAR CORP
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 11,
2022
                                                            File No. 001-10258

       Dear Mr. Edwards:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing